Consent of Independent Registered Public Accounting Firm



Audit Committee, Board of Directors
  and Stockholders
Community First Bancorp, Inc.
Madisonville, Kentucky


We consent to the inclusion in this registration statement on Form SB-2 (File No. 333-136417) of our report dated February 25, 2005, on our audit of the consolidated financial statements of Community First Bancorp, Inc. as of December 31, 2004, and for the year then ended. We also consent to the references to our firm under the caption "Experts."



                                        /s/ BKD, LLP

Louisville, Kentucky
December 21, 2006